Exhibit T3.B1

BYLAWS OF “CREDIVALORES-CREDISERVICIOS S.A.”

CHAPTER 1

NAME, NATURE, DOMICILE, PURPOSE, AND DURATION

ARTICLE 1 - NAME AND NATURE OF THE COMPANY: The Company will be commercial, of Colombian nationality, will be a joint-stock company (S.A.) and will operate under the corporate name “CREDIVALORES – CREDISERVICIOS S.A.” (hereinafter the “Company”).

ARTICLE 2 - DOMICILE: The domicile of the Company will be the city of Bogotá D.C., Colombia. Subject to legal and statutory requirements, the Company may change its domicile and establish branches within or outside the national territory.

ARTICLE 3 - CORPORATE PURPOSE: The corporate purpose of the Company will be to grant consumer loans to individuals or legal entities with its own resources and those obtained through financing mechanisms authorized by law, which have any source of payment, including payroll deduction loans.

To develop this activity, the Company may: A) Perform risk analysis tasks; B) Execute credit administration which includes but is not limited to collection, recording, and recovery of such obligations; C) Conduct credit sales and purchase operations, securities, and credit portfolios; D) Borrow money and enter into transactions that allow it to obtain necessary resources for the development of the corporate purpose; E) Act as a co-debtor, guarantor, or endorser of credit obligations to fund its activities, which may be contracted, structured, or implemented through trusts; and F) Conduct other activities required for the ordinary course of its business, such as: (i) Acquire, encumber, limit ownership, or dispose of fixed assets; (ii) Acquire and use trade names, logos, trademarks, and other industrial property rights; (iii) Make investments in companies or establish them, provided that they aim to exploit activities similar to their own or relate in some way to its corporate purpose; (iv) Enter into alliances or contracts with third parties for the development of its corporate purpose; (v) Guarantee its own obligations and those of third parties; and (vi) Issue bonds and/or commercial papers or other mass issuance titles authorized by legal or regulatory norms for public placement.

The resources used by the Company for the development of its business will have a lawful origin, and the Company is prohibited from mass or habitual money raising from the public in accordance with current regulations. The Company is not supervised by the Financial Superintendence of Colombia, does not qualify as a financial entity under Colombian law, and is not allowed to engage in securities market intermediation activities.

ARTICLE 3A - IMPLEMENTATION OF THE COUNTRY CODE RECOMMENDATIONS: As long as the Company is subject to the New Country Code and/or must comply with pertinent regulations, especially those issued in Circulars 028 of 2014 and 029 of 2014 by the Financial Superintendence of Colombia, the Company, its administrators, and employees or officials will be required to comply with the recommendations that the Company has voluntarily adopted.

ARTICLE 4 - DURATION: The Company will have a duration of one hundred (100) years, without prejudice to the fact that by the will of the shareholders, the Company may be dissolved early by agreement approved by the General Assembly of Shareholders in accordance with the law and these bylaws.

CHAPTER 2

CAPITAL AND SHARES

ARTICLE 5 - CAPITAL: The authorized capital of the Company is the sum of TWO HUNDRED AND TWENTY-FIVE BILLION THREE HUNDRED TWENTY-THREE MILLION FOUR HUNDRED SEVENTY-FOUR THOUSAND FOUR HUNDRED FORTY-TWO PESOS (COP $225,323,474,442), Colombian legal currency, divided into 7,974,923 shares with a nominal value of COP 28,254 each.

ARTICLE 6 - SUBSCRIBED AND PAID-IN CAPITAL: The subscribed and paid-in capital of the Company is COP $225,323,474,442, divided into 7,974,923 shares as follows: (i) Ordinary Shares: 2,278,169 shares with a nominal value of COP 28,254 each; (ii) Class A Preferred Shares: 835,834 shares with a nominal value of COP 28,254 each; (iii) Class B Preferred Shares: 1,107,832 shares with a nominal value of COP 28,254 each; (iv) Class C Preferred Shares: 563,119 shares with a nominal value of COP 28,254 each; and (v) Class D Preferred Shares: 3,189,969 shares with a nominal value of COP 28,254 each.

ARTICLE 7 - TYPES OF SHARES AND RIGHTS: The shares into which the capital of the Company is divided are nominative and of five classes: (i) ordinary shares (“Ordinary Shares”), (ii) class A preferred shares (“Class A Preferred Shares”), (iii) class B preferred shares (“Class B Preferred Shares”), (iv) class C preferred shares (“Class C Preferred Shares”), and (v) class D preferred shares (“Class D Preferred Shares”, and together with the Class A Preferred Shares, Class B Preferred Shares, and Class C Preferred Shares, the “Preferred Shares”, and together with the Ordinary Shares, the “Shares”). Holders of Ordinary Shares, Class A Preferred Shares, Class B Preferred Shares, Class C Preferred Shares, and Class D Preferred Shares will have all the rights included in these bylaws. Preferred Shares cannot confer privileges consisting of multiple voting or permanently deprive the owners of Ordinary Shares of their rights. Likewise, the General Assembly of Shareholders may create and issue any other type of shares, including but not limited to shares with preferential dividends and no voting rights, fixed annual dividends, and payment shares, in accordance with these bylaws and the law. For the purposes of this article and the following ones, the “Shareholders’ Agreement” refers to the modified and integrated shareholders’ agreement entered into by the Company, Crediholding S.A.S., Acon Colombia Consumer Finance Holdings, S.L., Acon Consumer Finance Holdings II, S.L., Lacrot Inversiones 2014, S.L.U., and Davalia Gestión de Activos S.L., on May 5, 2014, modified according to Addendum No. 1 signed on July 7, 2017, Addendum No. 2 signed on May 26, 2023, and Addendum No. 3 signed on June 30, 2023.

ARTICLE 7A - RIGHTS OF CLASS A PREFERRED SHARES: Class A Preferred Shares will have the following rights: (i) Each Class A Preferred Share will entitle its holder to cast the same number of votes per share at any General Assembly of Shareholders as the holder of an Ordinary Share; (ii) Each Class A Preferred Share will be entitled to receive notice of any General Assembly of Shareholders in accordance with these bylaws and applicable law; (iii) If the Company declares or pays dividends or distributions, each holder of a Class A Preferred Share on the record date established by the Company for such dividend or distribution will be entitled to receive as a dividend or distribution an amount (whether in cash, securities, or other assets, as the case may be in accordance with these bylaws and applicable law) equal to sixty percent (60%) of the total amount of such dividend or distribution multiplied by a fraction (x) whose numerator will be the number of Class A Preferred Shares held by such holder on such date and (y) whose denominator will be the total number of shares (excluding Class D Preferred Shares) of the Company subscribed and outstanding on such date; (iv) Class A Preferred Shares will: a) be subordinated to the Company’s existing or future Indebtedness (as defined in the Shareholders’ Agreement) and b) have priority only in the right of payment and in any liquidation, bankruptcy, reorganization, dissolution, or closing of the Company, any merger, consolidation, business combination, or similar transaction of the Company, or any sale or distribution of all or substantially all of the Company’s assets (each, a “Liquidation Event” as defined in the Shareholders’ Agreement) in relation to all other shares of the Company, but (x) will be subordinated to Class B Preferred Shares and Class C Preferred Shares and (y) will not have priority over Class D Preferred Shares. In the event of any Liquidation Event, Class A Preferred Shareholders will be entitled to receive, with preference over Ordinary Shareholders, but subordinated to the payment of the Class B Liquidation Preference to Class B Preferred Shareholders and the payment of the Class C Liquidation Preference to Class C Preferred Shareholders, an amount equal (i) to the price paid by Class A Preferred Shareholders for each Class A Preferred Share plus (ii) an annual compound preferential dividend of ten percent (10%) per year minus any Class A Distributions (as defined in the Shareholders’ Agreement) received by Class A Preferred Shareholders (the “Class A Liquidation Preference”); provided that the Class D Liquidation Preference is paid to Class D Preferred Shareholders as set forth in Article 7D. The Class A Liquidation Preference will be paid to Class A Preferred Shareholders pro rata based on the number of Class A Preferred Shares held by each holder. The Class A Liquidation Preference can never be greater than the pro rata portion of sixty percent (60%) of the aggregate amount received or generated by the occurrence of a Liquidation Event or other event specifically set forth herein. The Class A Liquidation Preference is subject to the payment priority established in the Civil Code and the Commercial Code, which will be triggered and payable only upon a Liquidation Event. However, it is subordinated to the payment of the Class B Liquidation Preference to the holders of Class B Preferred Shares, the payment of the Class C Liquidation Preference to the holders of Class C Preferred Shares, provided that the Class D Liquidation Preference is paid to the holders of Class D Preferred Shares as established in Article 7D.

ARTICLE 7B - RIGHTS OF CLASS B PREFERRED SHARES: Class B Preferred Shares will have the following rights: (i) Each Share Class B Preferred Shares will entitle its holder to cast the same number of votes per share in any General Shareholders’ Meeting as the holder of an Ordinary Share; (ii) Each Class B Preferred Share will have the right to receive notice of any General Meeting of Shareholders in accordance with these bylaws and applicable law; (iii)In the event that the Company declares or pays dividends or distributions, each holder of a Class B Preferred Share on the record date established by the Company for such dividend or distribution will be entitled to receive as a dividend or distribution an amount (either in cash , securities or other assets, as the case may be in accordance with these bylaws and the applicable law) equal to sixty percent (60%) of the total amount of said dividend or distribution multiplied by a fraction (x) whose numerator will be the number of Class B Preferred Shares held by said holder on said date and (y) whose denominator will be the total number of shares (other than Class D Preferred Shares) of the Company subscribed and in circulation on said date; (iv) The Class B Preferred Shares will be: a) subordinated to the existing or future Indebtedness of the Company and b) will have priority only in right of payment and before any Liquidation Event, in relation to all other shares of the Company, including Class A Preferred Shares, but (x) will be subordinated to the Class C Preferred Shares and (y) will not have priority over the Class D Preferred Shares. In the event of a Liquidation Event, or as specifically provided for in these bylaws, the holders of Class B Preferred Shares will have the right to receive, with preference over the holders of Ordinary Shares and the holders of Class A Preferred Shares, but subject to the payment of the Class C Preferred Liquidation price to the holders of Class C Preferred Shares, the greater of (i) the Class B Initial Contribution of such holder (as the term “Series B Initial Contribution” is defined in the Shareholders Agreement); (ii) after the first anniversary counted from the date of subscription of the Shareholders Agreement (May 5, 2014), the greater value between (1) the Initial Class B Contribution of said holder multiplied by a factor of 1.35 less the Class B Distributions (defined as “Series B Distributions” in the Shareholders Agreement) received by such holder with respect to the Class B Preferred Shares, calculated in United States dollars (US$) and (2) a dollar amount resulting from a Rate Class B Internal Rate Return (as defined “Series B Internal Rate Return” in the Shareholder Agreement) of 15% calculated in US dollars for the aggregate period beginning on the date of such holder’s Initial Class B Contribution and ending 5 May 2017 and (iii) the total amount that the holder of Class B Preferred Shares would receive in a Settlement Event based on the conversion (the highest value between (i), (ii) and (iii), the “Price Class B Liquidation Preferred Price” as the term “Series B Liquidation Preferred Price” is defined in the Shareholders Agreement); provided that the Class D Preferred Liquidation Price is paid to the holders of the Class D Preferred Shares as established in article 7D. The Class B Preferred Liquidation Price will be paid to holders of Class B Preferred Shares on a pro rata basis based on the number of shares of Class B Preferred Shares held by each holder. For the purposes of the above calculations, (i) for a “Cash in” any conversion of US dollars to Colombian pesos and vice versa, will be carried out with the Representative Market Rate certified by the Financial Superintendency of Colombia on the date of the “Cash in” respective and (ii) for a “Cash out”, if the Representative Market Rate certified by the Financial Superintendency of Colombia does not reflect the current conversion rate of US dollars to Colombian pesos or vice versa (due to a change in the law applicable, decisions of government authorities or by the occurrence of any other circumstance that prohibits, prevents or limits payments of US dollars in Colombia), any conversion of US dollars to Colombian pesos and vice versa will be carried out using the rate obtainable (y) when purchasing with any relevant currency government bonds in dollars or any other public or private securities in dollars issued in Colombia, and transferring and selling the same outside of Colombia for US dollars, as determined by the Gramercy Group or (z) through any other legal means for the acquisition of US dollars. The Class B Preferred Settlement Price in no scenario may be greater than the pro rata portion of sixty percent (60%) of the aggregate amount received or generated by the materialization of a Settlement Event or other event specifically established herein. The Class B Preferred Liquidation Price is subject to the priority of payments established in the Civil Code and the Commercial Code, payments that will be caused and payable only upon a Liquidation Event, but subordinate to the payment of the Class B Preferred liquidation Price C to the holders of Class C Preferred Shares; provided that the Class D Preferred Liquidation Price is paid to the holders of the Class D Preferred Shares as established in article 7D.

ARTICLE 7C - RIGHTS OF CLASS C PREFERRED SHARES: Class C Preferred Shares will have the following rights: (i) Each Class C Preferred Share will entitle its holder to cast the same number of votes per share at any General Assembly of Shareholders than the holder of an Ordinary Share; (ii) Each Class C Preferred Share will have the right to receive notice of any General Meeting of Shareholders in accordance with these bylaws and applicable law; (iii) In the event that the Company declares or pays dividends or distributions, each holder of a Class C Preferred Share on the record date established by the Company for such dividend or distribution will be entitled to receive as a dividend or distribution an amount (either in cash , securities or other assets, as the case may be in accordance with these bylaws and the applicable law) equal to sixty percent (60%) of the total amount of said dividend or distribution multiplied by a fraction (x) whose numerator will be the number of Class C Preferred Shares held by said holder on said date and (y) whose denominator will be the total number of shares (other than Class D Preferred Shares) of the Company subscribed and in circulation on said date; (iv) Class C Preferred Shares will: a) be subordinated to the existing or future Indebtedness of the Company and b) will have priority only in right of payment and before any Liquidation Event, in relation to all other Shares of the Company, including Class A Preferred Shares and Class B Preferred Shares, but will not have priority over Class D Preferred Shares. In the event of a Liquidation Event, or as specifically provided in these bylaws, holders of Class C Preferred Shares will have right to receive, with preference over the holders of Common Shares, the holders of Class A Preferred Shares and the holders of Class B Preferred Shares, the greater of (1) the Class C Additional Contribution (as defined “Series C Additional Contribution” in the Shareholders Agreement) multiplied by a factor of 1.15 less the Class C Distributions (defined as “Series C Distributions” in the Shareholders Agreement) received by such holder against the Class C Preferred Shares, calculated in US dollars ( US$); (2) a dollar amount resulting from the Class C Internal Rate of Return (as defined “Series C Internal Rate Return” in the Shareholders Agreement) of 10% calculated in US dollars for the period from December 31 March 2017 (“Closing Date”) and the second anniversary of the Closing Date; (3) the total amount that the holder of Class C Preferred Shares would receive in a Liquidation Event based on the conversion (the greater of (i), (ii) and (iii), the “Class C Preferred Liquidation Price”); provided that the Class D Preferred Liquidation Price is paid to the holders of the Class D Preferred Shares as established in article 7D. The Class C Preferred Liquidation Price will be paid to holders of Shares Class C Preferred Shares pro rata based on the number of shares of Class C Preferred Shares held by each holder. For the purposes of the above calculations, (i) for a “Cash in” any conversion from US dollars to Colombian pesos and vice versa, will be made with the Representative Market Rate certified by the Financial Superintendency of Colombia and (ii) for a “Cash out”, if the Representative Market Rate certified by the Financial Superintendence of Colombia does not reflect the current conversion of US dollars to Colombian pesos or vice versa (due to a change in the applicable law, decisions of government authorities or due to the occurrence of any other circumstance that prohibits, prevents or limits payments of US dollars in Colombia), any conversion of US dollars to Colombian pesos and vice versa will be made using the rate obtainable (and) when purchasing with any relevant currency government bonds in dollars or any other public security or private issued in Colombia, transferring and selling the same outside of Colombia for US dollars, as determined by the Gramercy Group or (z) through any other legal means for the acquisition of US dollars. The Class C Preferred Settlement Price in no scenario may be greater than the pro rata portion of sixty percent (60%) of the aggregate amount received or generated by the materialization of a Settlement Event or another event specifically established herein. The Class C Preferred Liquidation Price is subject to the priority of payments established in the Civil Code and the Commercial Code, payments that will be caused and payable only upon a Liquidation Event; provided that the Class D Preferred Liquidation Price is paid to the holders of the Class D Preferred Shares as established in article 7D.

ARTICLE 7D - RIGHTS OF CLASS D PREFERRED SHARES: Class D Preferred Shares will have the following rights: (i) Each Class D Preferred Share will entitle its holder to cast the same number of votes per share at any General Assembly of Shareholders than the holder of an ordinary Share; (ii) Each Class D Preferred Share will have the right to receive notice of any General Meeting of Shareholders in accordance with these bylaws and applicable law; (iii) In the event that the Company declares or pays dividends or distributions, each holder of a Class D Preferred Share on the record date established by the Company for such dividend or distribution will be entitled to receive as a dividend or distribution an amount (either in cash , securities or other assets, as the case may be in accordance with these bylaws and the applicable law) equal to forty percent (40%) of the total amount of said dividend or distribution multiplied by a fraction (x) whose numerator will be the number of Class D Preferred Shares held by said holder on said date and (y) whose denominator will be the total number of Class D Preferred Shares subscribed and in circulation on said date; (iv) The Class D Preferred Shares will be subordinated to the existing or future Indebtedness of the Company but will not be subordinated to any other share or shares of the Company, including the Ordinary Shares, the Class A Preferred Shares, the Class B Preferred Shares and the Class C Preferred Shares. In the event of a Liquidation Event, or as specifically provided in these bylaws, the holders of Class D Preferred Shares will be entitled to receive an amount equal to forty percent (40%) of the total amount received or generated with respect to the materialization of said Liquidation Event or event specifically provided for in these bylaws (the “Class D Preferred Liquidation Price”) The Class D Preferred Liquidation Price must be paid to the holders of Class D Preferred Shares pro rata of the number of Class D Preferred Shares held by each holder. The Class D Preferred Settlement Price is subject to the priority of payments established in the Civil Code and in the Commercial Code, payments that will be caused and payable only in the event of a Liquidation Event.

PARAGRAPH: Notwithstanding any contrary provision contained in these bylaws, (x) while the GDA Group (as defined “GDA Group” in the Shareholders Agreement) is a holder of Class D Preferred Shares, none of the following actions with respect to the Company or any of its Subsidiaries (as defined “Subsidiaries” in the Shareholders Agreement) will be approved, caused or carried out without the prior written approval of the GDA Group, (and) while the Gramercy Group (as defined “Gramercy Group” in the Shareholders Agreement) is a holder of Class D Preferred Shares, none of the following actions with respect to the Company or any of its Subordinates will be approved, caused or carried out without the prior written approval of the Group Gramercy, and (z) from the moment in which neither the GDA Group nor the Gramercy Group are holders of Class D Preferred Shares, none of the following actions with respect to the Company or any of its Subordinates will be approved, caused or carried out: carried out without the prior written approval of the holders of seventy-five percent (75%) of the Class D Preferred Shares: (a) authorize or issue participating securities of the Company or any of its Subordinates; (b) redeem, purchase, or otherwise acquire or withdraw participating securities of the Company or any of its Subsidiaries; (c) carry out any stock split , reverse stock split, recapitalization or similar transaction; (d) alter, change or modify any of the rights, privileges, preferences, powers or any other conditions of the participating securities of the Company or any of its Subordinates, including the Ordinary Shares and the Preferred Shares; (e) alter, change or modify any of the Charter Documents (as defined “Charter Documents” in the Shareholders Agreement) of the Company or any of its Subordinates; (f) adopt any measure to promote an Initial Public Offering (as defined “Initial Public Offering” in the Shareholders Agreement) or any public offering, registration or listing of participating securities of the Company or any of its Subsidiaries; or (g) enter into, terminate or modify any transaction or series of transactions between the Company or any of its Subordinates, on the one hand, and any shareholder, officer, director, family member or related party of any shareholder or any person in which any of the aforementioned persons have a substantial interest, except, in the case of this paragraph (g), if said transaction or series of transactions is carried out on terms no less favorable for the Company or its Subsidiaries than those that could be obtained at that time in market conditions of an unrelated party.

Article 7E - CONVERSION OF CLASS A PREFERRED SHARES, CLASS B PREFERRED SHARES, CLASS C PREFERRED SHARES AND CLASS D PREFERRED SHARES: Class A Preferred Shares, Class B Preferred Shares, Class C Preferred Shares and Class D Preferred Shares will be convertible into Shares Ordinary at any time only at the request of their holders. Each Class A Preferred Share, Class B Preferred Share, Class C Preferred Share and Class D Preferred Share will initially be convertible into one Common Share, subject to adjustments for any stock split, reverse stock split, recapitalization, issue of shares, extraordinary distribution or similar event. The Company will always keep available in reserve shares the full number of Ordinary Shares whose issuance may be required for the conversion of all Shares into Ordinary Shares of Class A Preferred Shares, Class B Preferred Shares, Class C Preferred Shares and Class D Preferred Shares subscribed and outstanding.

ARTICLE 7F - RIGHT OF PREFERENCE IN THE NEGOTIATION OF SHARES (“Right of First Offer”). In the event that any Shareholder (the “Selling Shareholder”) wishes to Sell (as the term “Sell” is defined in the Shareholders Agreement) any of its Common Shares or Preferred Shares (collectively, the “Offered Shares”) to a Third Party such as the term “Third Party” is defined in the Shareholder Agreement) for reasons other than a public offering of securities or a sale in the public securities markets, such Selling Shareholder must first give notice (a “Notice of First Offer”) to the other shareholders (the “ROFO Holder Shareholders”) of their desire to directly or indirectly sell the Offered Shares. The Notice of First Offer will not have to specify a Third-Party buyer but will specify: (i) the number of shares that will be offered; and (ii) if the Selling Shareholder wishes to directly sell the shares held in the Company and/or sell shares in the Selling Shareholder.

PARAGRAPH 1: Within thirty (30) calendar days following receipt of a First Offer Notice (that period of 30 calendar days, the “Offer Period”), each of the ROFO Owner Shareholders will have the right, but not the obligation, to formulate an irrevocable and unconditional offer o purchase all (but not less than all) of the Offered Shares specified in that Notice of First Offer, in which the purchase price and the other terms and conditions of the offer must be specified (the “First Offer Document”). In the event that the Selling Shareholder indicates in the First Offer Notice that it wishes to sell more than one class of shares within the Offered Shares, the purchase price and the other terms and conditions of the Offer must be specified in the First Offer Document. offer, for each class of action.

PARAGRAPH 2: In the event that the Selling Shareholder accepts the highest purchase price established in any of the First Offer Documents with respect to each class of share (each, a “First Offer Price”), the Holder Shareholders of the ROFO that have formulated those First Offer Documents will have to acquire all, but not less than all, of the shares established in that First Offer Notice, at the First Offer Price. For the avoidance of doubt, (i) in the event that more than one ROFO Holder Shareholder submits the highest purchase price for a class of shares in the First Offer Document, those ROFO Holder Shareholders will have to jointly purchase the entire (and not less than all) of the Offered Shares, in pro rata of their shareholding with respect to the other ROFO Holder Shareholders who have offered the highest price, and (ii) in the event that one of the ROFO Holder Shareholders ROFO offers the highest price with respect to the Ordinary Shares and another of the ROFO Holder Shareholders offers the highest price with respect to the Preferred Shares, the Selling Shareholder will have the right to sell the Ordinary Shares and the Preferred Shares, respectively, to the ROFO Holder Shareholder who has offered the highest price with respect to each share class.

PARAGRAPH 3: In the event that the ROFO Holder Shareholders do not present First Offer Documents during the Offer Period, the Selling Shareholder will have the right; for a period of one hundred and twenty (120) calendar days counted from the occurrence of the earlier of (i) the expiration of the Offer Period and (ii) the date on which where the Selling Shareholder has received written notice from the ROFO Holder Shareholders informing him or her that the ROFO Holder Shareholders do not intend to exercise their right to make an offer to acquire all of the Offered Shares; to enter into a contract to transfer all (but not less than all) of the Offered Shares to any Third Party at any price.

PARAGRAPH 4: After receipt of the First Offer Documents, the Selling Shareholder will have thirty (30) calendar days to send a notice to the ROFO Holder Shareholders informing them of their choice to (i) accept the First Offer Price or (ii) reject the First Offer Price.

PARAGRAPH 5: In the event that the First Offer Price is accepted for the Selling Shareholder, the ROFO Holder Shareholders will have a period of ninety (90) calendar days to pay the First Offer Price and to acquire the Offered Shares. If the Sale (as the term “Sale” is defined in the Shareholders Agreement) to the ROFO Holder Shareholders is not consummated within a maximum period of ninety (90) calendar days, then the Selling Shareholder will have the right to dispose of the Shares Offered in favor of any party and at any price.

PARAGRAPH 6: In the event that the First Offer Price is rejected by the Selling Shareholder, the Selling Shareholder may, within one hundred and twenty (120) calendar days following receipt of the First Offer Documents, sell the Offered Shares to Third parties for no less than one hundred and two percent (102%) of the First Offer Price. If the Selling Shareholder does not transfer the Offered Shares to a Third Party in accordance with the provisions of this paragraph, the provisions contained in this article shall apply again in relation to any subsequent Sale of all or part of the Offered Shares.

PARAGRAPH 7: The Selling Shareholder may choose to Sell the Offered Shares or sell shares in the capital of the Selling Shareholder in accordance with the provisions of this article, provided that in the event of the Sale of the shares of a shareholder of the Selling Shareholder (i) the sole asset of the Selling Shareholder’s shareholder is the Selling Shareholder’s shares; (ii) the sale of the Selling Shareholder’s shares does not cause an adverse economic effect on the ROFO Holder Shareholders, and (iii) in any case the ROFO Holder Shareholders have the option to purchase, at their option, the Offered Shares or the shares of one or more shareholders of the Selling Shareholder (such election must be specified in the First Offer Document).

PARAGRAPH 8: Notwithstanding any provision to the contrary in these bylaws, during a period of sixty (60) calendar days starting on May 26, 2023, no sale or transfer of any shares of the Company by the Group GDA (as defined “GDA Group” in the Shareholders Agreement) to any other shareholder will be subject to the right of first refusal in the trading of shares (“Right of First Offer”) as set forth in this article, and the GDA Group will have the right to sell or otherwise transfer any shares of the Company owned by the GDA Group to any other shareholder without having to comply with said right of preference in the negotiation of shares (“Right of First Offer”)

ARTICLE 7G - PREFERENCE RIGHT IN SUBSCRIPTION: Except in relation to (i) any issuance of Ordinary Shares by the Company within the framework of the conversion of Preferred Shares in accordance with the provisions of these bylaws, and (ii) the consummation of an Initial Public Offering (as defined “Initial Public Offering” in the Shareholders Agreement), the shareholders will have the right to subscribe for new shares (including any securities convertible into shares) issued by the Company and any of its Subsidiaries ( as the term “Subsidiaries” is defined in the Shareholders Agreement) in pro rata of their shareholding in the Company and in the respective Subordinates (the “Preemptive Right”), as the case may be, which subscription right may be assigned in in whole or in part by the shareholders only to a Permitted Transferee (as the term “Permitted Transferee” is defined in the Shareholders Agreement) that is a party to, or agrees to become a party to, the Shareholders Agreement. The Company will give each of the shareholders an opportunity to purchase their pro rata portion of new shares to be issued, in accordance with this article, by sending a written notice to each of the shareholders specifying the total number of shares. new shares that that shareholder has the right to subscribe, which will be the product of: (a) the total amount of capitalization in Colombian pesos, divided by the price of each Ordinary Share or Preferred Share, as applicable, multiplied by (b) a fraction , whose numerator will be the total number of Ordinary Shares and/or Preferred Shares owned by that shareholder (including its Permitted Assignees) and whose denominator will be the total number of Ordinary Shares and Preferred Shares subscribed and in circulation of the Company (for each Shareholder , your “Prorata Portion”).

PARAGRAPH 1: Each shareholder will have a minimum of thirty (30) business days after receipt of the written notice from the Company or the respective Subordinate, as the case may be, notifying the proposed issuance (which notice will specify the subscription price, the date limit to give notice of the intention to exercise the Preemptive Right and other terms and conditions related to the issuance of the shares) to decide whether or not to exercise its Preemptive Right.

PARAGRAPH 2: Any shareholder who has elected to subscribe his entire Pro-Rata Portion of the Common Shares or Preferred Shares offered in accordance with this article and who has timely delivered written notice of that decision to the Company (the “Shareholder Subscriber”) will have the right, but not the obligation, to subscribe for the Common Shares or Preferred Shares that are being offered and that are not subscribed by the other shareholders (the “Unsubscribed Shares”), and if more than one Subscribing Shareholder elects subscribe Unsubscribed Shares, each Subscribing Shareholder will have the right to subscribe a number of Unsubscribed Shares that is equal to the product of: (i) the total number of Unsubscribed Shares, multiplied by (ii) a fraction, the numerator of which will be equal to the number of Ordinary Shares and Preferred Shares owned by that Subscribing Shareholder and whose denominator will be the total number of Ordinary Shares and Preferred Shares owned by all the Subscribing Shareholders; provided that if the Unsubscribed Shares are Preferred Shares, the Company must offer in their place, and the Subscribing Shareholder will have the right to subscribe, the same number of Ordinary Shares.

PARAGRAPH 3: The regulations for the issuance and placement of ordinary shares will be prepared and approved by the Board of Directors and the regulations for the issuance and placement of preferred shares will be prepared and approved by the General Assembly of Shareholders, and in both cases it will contain the stipulations contemplated in article 386 of the Commercial Code. When the regulations for the issuance and placement of shares provide for cancellation by installments, at the time of subscription, at least one third of the value of each subscribed share will be covered. The term for full payment of outstanding fees will not exceed one year from the date of subscription.

ARTICLE 8 - ISSUANCE OF TITLES: Each shareholder will be issued a consolidated title of the shares unless one prefers unitary or partially consolidated titles. No certificates will be issued for fractions of shares. The titles will be issued in continuous series with the signatures of the legal representative and the ad-hoc secretary, and they will indicate the provisions contained in article 401 of the Commercial Code.

The titles of the Ordinary Shares and/or Preferred Shares that are issued to shareholders will contain the following legend:

“The shares represented in this title are subject to certain restrictions for their transfer, in accordance with the provisions of the modified and integrated Shareholders Agreement entered on May 5, 2014, and its modifications, a copy of which remains in the files of the main administrative offices of the Company. No transfer of the shares may be recorded in the books of the Company, unless and until the aforementioned restrictions have been fully observed.”

ARTICLE 9 - TAX ON ISSUANCE OF TITLES AND TRANSFERS: The shareholders are responsible for the taxes that are levied or may be levied on the issuance of share titles or certificates issued for them, as well as transfers or mutations of ownership of them for any reason, unless otherwise decided by the Board of Directors.

ARTICLE 10 - REGISTRATION OF THE ADDRESS OF SHAREHOLDERS: Shareholders must register in the Company’s offices their address and the address of the place where information and communications related to the corporate activity are to be addressed to them. While modifications are communicated, the address of all shareholders is that which appears recorded in the respective book.

ARTICLE 11 - SHARE REGISTRATION BOOK: The Company will keep a special book called “Share Registration Book” in which the names of those who own shares will be registered, with the indication of the amount corresponding to each owner. , the pledge rights constituted over them, the embargo orders received on them, the limitations of ownership that have been established and that are communicated to the Company related to its shares, and the other acts ordered by law. All entries made in the Share Registry Book will be duly dated. The Company will only recognize as the owner of shares those who appear registered in the Share Registry Book, by the number and under the conditions indicated therein.

ARTICLE 12 - LACK OF RESPONSIBILITY: The Company does not assume any responsibility for the facts stated or not in the transfer letter or in the act of endorsement, which may affect the validity of the contract between the trader and the acquirer and, to accept or reject a transfer, compliance with the requirements demanded by law and by these statutes will be sufficient. Nor does the Company assume any responsibility regarding the validity of the transmissions made by way of inheritance or legacy and the mutations of ownership caused by a court ruling, cases in which it will be limited to attending to the decision that entails the transmission or mutation. or to appreciate the very verification of one and the other.

ARTICLE 13 - DIFFICULTY FOR REGISTRATION: If there is any inconvenience or difficulty for registration in the Share Registry Book, such as in the case of seizure, notice will be given to the interested parties in writing.

ARTICLE 14 - TRANSFER OF UNRELEASED SHARES: Shares subscribed but not fully released are transferable in the same manner as released shares, but the subscriber and subsequent acquirers are jointly and severally liable to the Company for the unpaid amount of them without prejudice to the provisions of article 397 of the Commercial Code.

ARTICLE 15 - TRANSFER OF ENCUMBED SHARES OR INAPPROPRIATE AFFECTION: The Company will register the transfer of shares encumbered in any way or whose ownership is limited, and, after such registration, it will notify the acquirer of the encumbrance or limitation that affects the Actions. However, for the transfer of the shares encumbered with a pledge, the authorization of the pledgee will be required.

PARAGRAPH: Any attempt to transfer, create, incur or assume any lien with respect to any Common Share or Preferred Share that does not comply with these statutes will be void and of no validity or effect ab initio. The intended transferee shall have no rights or privileges in or with respect to the Company or under these bylaws and the Company shall not record such transfer or lien in the Share Registration Book.

ARTICLE 16 - REPRESENTATION BEFORE THE COMPANY: The legal representatives of the shareholders act before the Company. Shareholders may be represented before the Company by means of representatives, including those designated through shareholder agreements filed with the Company, in which the name of the representative and the extension of the mandate are expressed. Likewise, any shareholder may be represented at the meetings of the General Assembly of Shareholders by means of a power of attorney granted in writing in which the name of the proxy is indicated, the person in whom the proxy can be substituted and the date of the meeting or meetings for the that is conferred. Powers granted abroad will only require the formalities here planned.

ARTICLE 17- [RESERVED]

ARTICLE 18 - PROHIBITION OF SPLITTING THE VOTE: The legal representative or attorney of a shareholder, whether a natural or legal person, cannot split the vote of his or her representative or agent, which means that he or she is not allowed to vote with one or more several actions of those represented in a certain sense or by a certain person and with one or more other actions in a different sense or by other people. This indivisibility of the vote does not prevent the representative or attorney of several persons, natural or legal, from voting in each case separately following the instructions of each represented or authorized person, but without in any case dividing the vote corresponding to the shares of a single representative or authorized person.

CHAPTER 3

DIRECTION, ADMINISTRATION AND REPRESENTATION

ARTICLE 19 - DIRECTION, ADMINISTRATION AND REPRESENTATION: The management, administration and legal representation of the Company will be exercised by the following corporate bodies: A) The General Assembly of Shareholders, B) The Board of Directors, and C) Management. Each of these bodies performs its functions separately in accordance with the laws and within the powers and attributions conferred upon them by these statutes, as provided below. The Company will have a Fiscal Auditor and all other employees necessary to attend to the development of the business, elected or appointed in the manner established in these bylaws.

PARAGRAPH 1: The management of the Company will be headed by the General Assembly of Shareholders, and its administration will be headed by the Board of Directors and Management.

PARAGRAPH 2: The legal representation of the Company will be headed by Management.

ARTICLE 20 - COMPOSITION OF THE GENERAL ASSEMBLY OF SHAREHOLDERS: The General Assembly of Shareholders is made up of the shareholders registered in the Share Registry Book.

ARTICLE 21 - QUORUM: The General Assembly of Shareholders will deliberate with a plural number of people that represents half plus one of the subscribed and outstanding shares of the Company.

ARTICLE 22 - LACK OF QUORUM: If the General Assembly of Shareholders is convened and it is not held due to lack of quorum, a new meeting will be called that will meet and decide validly with a plural number of people, whoever it may be. the number of shares represented. The new meeting (“second call”) must be held no earlier than ten (10) nor after thirty (30) business days, counted from the date set for the first meeting. When the General Assembly of Shareholders meets in ordinary session on the first business day of the month of April (“by right”), it may also validly deliberate and decide under the terms of this article.

PARAGRAPH: The deliberations of the Assembly may be suspended and resumed later, as many times as decided by any plural number of attendees that represents half plus one of the shares duly represented at the meeting.

ARTICLE 23 - PRESIDENT OF THE ASSEMBLY: The General Assembly of Shareholders will be chaired by the Manager of the Company and, failing that, by the person whom the General Assembly of Shareholders elects.

ARTICLE 24 - MEETINGS: The meetings of the General Assembly of Shareholders will be ordinary or extraordinary and may be non-face-to-face. The call for ordinary and extraordinary meetings in which the Company’s financial statements are submitted for consideration by the shareholders will be made at least fifteen (15) business days in advance by means of written communication sent to the shareholders at the registered address. in society. The call for the other Meetings will be held at least five (5) business days in advance. The call must indicate the day, time and place in which the General Assembly of Shareholders must meet, as well as the agenda, whether they are ordinary or extraordinary meetings. The omission of any of the requirements indicated in this article will make the decisions related to the aforementioned topics ineffective.

PARAGRAPH 1: Whenever this can be proven, there will be a meeting of the General Assembly of Shareholders when, by any means, the quorum required by these bylaws to deliberate can deliberate and decide by simultaneous or successive communication. In the latter case, the succession of communications must occur immediately according to the medium used. Without prejudice to the foregoing, once the non-face-to-face meeting mechanism has been used, proof of the decisions adopted must remain, such as facsimile or email, where the time, the addressee and the text of the message appear, or the tape recordings where the same records remain.

PARAGRAPH 2: Notwithstanding the above, in the event that the General Assembly of Shareholders must meet in an extraordinary manner in order to discuss the possible merger, transformation or split, the call must be made at least fifteen (15) business days in advance, and it will expressly indicate the possibility of exercising the right of withdrawal in accordance with the law and these statutes.

PARAGRAPH 3: The decisions of the General Assembly of Shareholders will also be valid when, in writing, the shareholders express the meaning of their vote in accordance with the quorum and majorities established in these statutes and the law. If said shareholders have expressed their vote in separate documents, these must be received within a maximum period of one (1) month from the first communication received.

The legal representative will inform the shareholders of the meaning of the decision, within five (5) days following receipt of the documents in which the vote is expressed, and the necessary majority is obtained. To adopt the decisions referred to in this Paragraph, it will be necessary for the respective majority of the shareholders to express their vote in the same direction on the same matter.

ARTICLE 25.- ORDINARY MEETINGS: Annually, no later than the last business day of the month of March, following a call made by the Manager or the Board of Directors, the General Assembly of Shareholders will meet in an ordinary session to examine the situation of the Company. , appoint the administrators and other officials of their choice, determine the economic guidelines of the Company, consider the accounts and balance sheets of the last fiscal year, resolve on the distribution of profits and agree on all measures aimed at ensuring compliance with the corporate purpose. If it is not called, the General Assembly of Shareholders will meet by right on the first business day of the month of April at ten in the morning (10 am), in the offices of the main domicile where the administration of the Company operates. The administrators will allow the shareholders or their representatives, within fifteen (15) business days prior to the respective meeting, to exercise the right to inspect the books, accounts, balance sheets and corporate documents; but in no case will this right extend to documents that deal with industrial secrets or to data that, if disclosed, could be used to the detriment of the Company. Administrators who prevent the exercise of the right of inspection, or the Fiscal Auditor who, knowing of that non-compliance, fails to report it in a timely manner, will incur grounds for removal. This measure must be made effective by the General Assembly of Shareholders or by the Board of Directors, depending on whether it is the Fiscal Auditor or the Manager. At ordinary meetings, the Assembly General Shareholders’ Meeting may deal with issues not indicated in the agenda included in the call, at the proposal of the members of the Board of Directors or any shareholder.

ARTICLE 26 - EXTRAORDINARY MEETINGS: Extraordinary meetings of the General Assembly of Shareholders will be held when required by the unforeseen or urgent needs of the Company, by call of the Board of Directors, the Manager or the Fiscal Auditor, or when they are requested to do so. It is requested by a number of shareholders or a single shareholder(s) representing a quarter or more of the subscribed and outstanding capital of the Company.

PARAGRAPH 1: The agenda must be inserted in the call notice, and no decisions may be made that are outside of it, unless otherwise determined by seventy-five percent (75%) of the represented shares. at the meeting, once the original agenda has been exhausted. In any case, in extraordinary meetings the General Assembly of Shareholders may remove the administrators and other officials whose appointment corresponds to it.

PARAGRAPH 2: The General Assembly of Shareholders may meet without prior call and at any location, when all the subscribed and outstanding shares of the Company are represented.

ARTICLE 27 - MINUTES BOOK: What happened at the meetings of the General Assembly of Shareholders will be recorded in the “Minutes Book”. These will be signed by the president of the General Assembly of Shareholders or the meeting and the secretary of the Company or the meeting, or failing that, by the Fiscal Auditor. The minutes will be headed with the number and will express, at least, the place, date and time of the meeting; the number of shares subscribed and outstanding; the form and timing of the call; the list of attendees, indicating the number of own or third-party shares they represent; the issues discussed; the decisions taken; the number of votes cast in favor, against or blank; the written records presented by attendees during the meeting; the appointments made; and the closing date and time.

ARTICLE 28 - [RESERVED]

ARTICLE 29 - POWERS AND FUNCTIONS OF THE GENERAL ASSEMBLY OF SHAREHOLDERS: As the management body of the Company, the General Assembly of Shareholders reserves the following functions: A.) Appoint the seven (7) main members that make up the Board of Directors of the Society and remove them freely. B.) Indicate the amount and frequency of the fees of the members of the Board of Directors. C.) Examine, approve or disapprove the accounts presented each year by the Board of Directors and the Manager, as well as the balance sheets carried out in the same period, and order the administrators to make any modifications that are considered necessary in these. D.) Consider the reports presented by the Board of Directors, the Manager and the Fiscal Auditor, and demand reports from any official or employee of the Company. E.) Establish which reservations must be made in addition to the legal one, either subject to the projects presented in this regard by the Board of Directors, or modifying them as deemed appropriate, all subject to legal regulations. F.) Decree the cancellation of losses taking into account the rules established in the law and in these statutes. G.) Reform these statutes and instruct the Manager to submit the reform decrees or agreements to public deed. H.) Decree the increase of authorized capital. I.) Decree the creation of new shares or the increase in the nominal value of those already issued, taking into account what the law and these statutes establish in this regard. J.) Decree the change of registered office, as well as the change or modification of the corporate purpose of the Company. K.) Decree the dissolution of the Company, as well as its transformation, merger or division. L.) Appoint from among its members a plural commission to study the accounts, inventories or balance sheets, when they are not approved, and to report to the General Assembly of Shareholders within the period established by it. M.) Authorize the administrators, when requested after presentation of the pertinent information, to participate on their own or through an intermediary person in the personal interest of third parties, in activities that imply the competence of the Company or in acts with respect to which there is a conflict. of interest, always the act does not harm the interests of the Company. N.) Adopt the decision to file social liability action against the directors. O.) Appoint and remove the Fiscal Auditor. Q.) Define the remuneration of the Fiscal Auditor.

ARTICLE 30 - DELEGATION: The General Assembly of Shareholders may delegate to the Board of Directors or the Manager any of its reserved powers, except those whose delegation is prohibited by law, or which by their nature cannot be delegated.

ARTICLE 31 - DECISIONING MAJORITY: The General Assembly of Shareholders will decide by a simple majority of the shares with voting rights present at the respective meeting. Without prejudice to the foregoing, the vote will be secret. Notwithstanding the foregoing, shareholders may not encumber or pledge their shares without the prior authorization of the General Assembly of Shareholders with the favorable vote of more than seventy-five percent (75%) of the shares subscribed and in circulation. of the society.

ARTICLE 32 - COMPOSITION OF THE BOARD OF DIRECTORS: The Board of Directors will be made up of seven (7) main members. At least three (3) of its main members must be independent. The members of the Board of Directors will be elected by the General Assembly of Shareholders. The term of the members of the Board of Directors will be one (1) year from the date of their appointment and they may be freely re-elected or removed before the expiration of their terms. If the General Assembly of Shareholders does not hold a new election, its mandate will be extended until a new appointment is made.

PARAGRAPH 1: While the company is an issuer of securities or is registered in the National Registry of Securities and Issuers (RNVE), in accordance with Law 964 of 2005 and the other rules and regulations that may be applicable, the General Assembly of Shareholders may freely choose to maintain a Board of Directors without substitutes, unless a rule prevents this procedure. In the event that the company ceases to be an issuer of securities or ceases to be registered in the National Registry of Securities and Issuers (RNVE), or that the General

Assembly of Shareholders decides that there must be substitutes, or that there is a rule that indicates the need to have substitutes on the Board of Directors, said substitutes will be personal to the principals and in the case of independent members, their substitutes will also have said independent status.

PARAGRAPH 2: Only the positions corresponding to substitute members in all lines may be vacant, in the event that it is chosen, or the law requires having substitute members.

PARAGRAPH 3: The Company must reimburse the members of the Board of Directors for all reasonable out-of-pocket expenses incurred in relation to their attendance at the meetings. meetings of the Board of Directors and any committees thereof, including, without limitation, travel, accommodation and food expenses, in accordance with the policies adopted by the Board of Directors. Such reimbursement of expenses will not be considered a distribution to the shareholders of the Company. Any other remuneration will be decided by the General Assembly of Shareholders.

PARAGRAPH 4: The Company must obtain and must maintain at all times with full force and effect, compensation insurance for members of the Board of Directors and executives in accordance with what was agreed by the Board of Directors.

ARTICLE 33 - INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS: Independent members who are part of the Board of Directors must meet the following characteristics:

(i) Not be an employee or director of the Company or any of its subsidiaries, subsidiaries or controllers, including those persons who had such status during the year immediately prior to the appointment, unless it involves the re-election of an independent person.

(ii) Not be a shareholder or shareholder representative when directly or by virtue of an agreement directs, guides or controls the majority of the voting rights of the Company or determines the majority composition of the administrative or management bodies. or control thereof.

(iii) Not possess the status of partner or employee of associations or companies that provide advisory or consulting services to the Company or to companies that belong to the same economic group of which it is a part, when the income from said concept represents for those, twenty percent (20%) or more of its operating income.

(iv) Not be an employee or director of a foundation, association or society that receives significant donations from the Company. For all purposes, donations will have the meaning assigned in Law 964 of 2005 or the laws or provisions that modify it.

(v) Not be an administrator of an entity on whose board of directors a legal representative of the Company participates.

(vi) Not receive from the Company any remuneration other than fees as a member of the board of directors, the audit committee or any other committee created by the board of directors.

ARTICLE 34 - MEETINGS: The Board of Directors will hold ordinary meetings at least every two (2) months (or more frequently if the Board of Directors decides), when it decides, or when called by the Manager, the Fiscal Auditor, or by three (3) of its members acting as principals. The call will be made no less than five (5) business days in advance of the date of the meeting. In the case of ordinary meetings of the Board of Directors, the agenda must be included in the call, and in the event that any of the members want to discuss a topic not included in it, they must notify the Manager and the other members of the Board. Board of Directors at least two (2) business days in advance of the date of the respective ordinary meeting, unless a written dispensation is obtained from each of said members of the Board of Directors, either prior to or during the respective meeting. Extraordinary meetings of the Board of Directors may also be held at any time, upon prior call by the Manager, the Fiscal Auditor or by three (3) of its members who act as principals at least two (2) business days in advance of the meeting. Date the meeting. The call may be made by telephone (later confirmed in writing), in which the nature of the meeting, the urgency of calling an emergency meeting and the agenda for the day are reported in detail. It may also be called by other technological means that allow notification of the call, such as email or data messages, including WhatsApp, as long as it is recorded and can be proven.

PARAGRAPH 1: Members may attend ordinary or extraordinary meetings of the Board of Directors (i) in person, (ii) by videoconference or (iii) by teleconference, provided that, in the case of sections (ii) and (iii), (a) all members can hear each other and participate fully in meetings; (b) such meetings comply with applicable law; and (c) all actions are reflected in a written consent of the Board of Directors (which may be by facsimile).

PARAGRAPH 2: With respect to ordinary or extraordinary meetings, members of the Board of Directors may expressly waive being called to the meeting.

PARAGRAPH 3: The decisions of the Board of Directors will also be valid when, in writing, the members express the meaning of their vote in accordance with the quorum and majorities established in these statutes and the law. The Manager of the Company will promptly give written notice of any decision made by written consent.

ARTICLE 35 - DELIBERATORY QUORUM AND DECISION-MAJORITY: There will be a quorum to deliberate at the meetings of the Board of Directors with the attendance of five (5) of its members. In order to calculate the quorum of the Board of Directors, only seven (7) members will be counted so that a maximum of seven (7) members can attend Board of Directors meetings. Without prejudice to the above, no more than seven (7) members of the Board of Directors may attend. Likewise, the majority necessary to decide will be the simple majority of the members present at the meeting.

PARAGRAPH 1: In the event that it is chosen, or the law requires substitute members, in no case may more members attend than the number of lines that the formation of the Board of Directors has in its main members, in such a way that, if the Board of Directors is, for example, seven (7) main members with their respective alternates, there may not be more than seven (7) members at the meeting between principals and alternates.

PARAGRAPH 2: For non-face-to-face meetings and when the decision is made in writing, the provisions established in these bylaws regarding the meetings of the General Assembly of Shareholders will apply.

ARTICLE 36 - CHAIRMANSHIP OF THE BOARD: The Board of Directors will be chaired by the Manager or by whomever the members of the Board of Directors elect at the corresponding meeting.

ARTICLE 37 - VOTING: When one of the members attends a session of the Board of Directors, either in their capacity as principal or as substitute for an absent principal (when applicable), they will have the right to one (1) vote. The Manager’s attendance at Board of Directors sessions while he attends in his capacity as a principal member or as substitute for an absent principal (when applicable) will enjoy the vote that corresponds to him as a member of the Board of Directors. In other cases, the Manager will have a voice, but not a vote.

ARTICLE 38 - MINUTES BOOK: What happened at the meetings of the General Assembly of Shareholders will be recorded in the “Minutes Book”. These will be signed by the Manager or the chairman of the meeting and the secretary of the Society or the secretary of the meeting.

ARTICLE 39.- FUNCTIONS: The following are the functions of the Board of Directors of the Company: A.) Establish general regulations on the policy that the Company must follow in the following matters: work systems and division thereof, procedure for the provision of the planned positions, regulation of remuneration and social benefits and the management that must be observed in matters of this nature; financial and fiscal operation and management; methods on purchasing machinery and equipment; setting the sales price policy for goods and services and, in general, everything related to their distribution systems, including rules on granting credit, deadlines, discounts, contracting of insurance and consultancy, and the like. B.) Determine the standards that must serve for the organization of the Company’s accounting, following for this purpose the bases indicated by the law and accounting technique. C.) Call the General Assembly of Shareholders to extraordinary sessions when requested by a number of shareholders that represents at least ten percent (10%) of the subscribed and outstanding shares of the Company. In the latter case, the call will be made by the Board of Directors within three (3) business days following the day in which it is requested in writing, following the other rules of call. D.) Present to the General Assembly of Shareholders, in its ordinary meetings, a reasoned report on the economic and financial situation of the Company and on the reforms or innovations that it deems appropriate to adopt for the development of the corporate businesses, together with a project of distribution of profits or cancellation of losses and formation of occasional reserves, if deemed appropriate. Said report must also contain the relevant accounting and statistical data, those contemplated in numeral 3 of article 446 of the Commercial Code. E.) Present to the General Assembly of Shareholders, in association with the Manager, the Company’s balance sheet for each fiscal year, which must be accompanied by the documents referred to in article 446 of the Commercial Code. F.) Know about the excuses and licenses of the employees appointed by the General Assembly of Shareholders with the exception of those of the Fiscal Auditor, and report on this matter to said Assembly at the next meeting, ensuring that the substitutes replace the main ones. G.) Examine when it pleases, on its own or through a commission, the minutes and account books, documents and cash of the Company. H.) Decree the establishment of branches, dependencies and agencies of those referred to in article 264 of the Commercial Code, inside and outside the country. I.) Execute the decrees of the General Assembly of Shareholders and its own agreements and ensure strict compliance with all statutory provisions and those issued in the future for the good service of the company. J.) Decree bonuses and gratuities to the Company’s staff. K.) Appoint the Manager of the Company and set his remuneration. L.) Authorize the Manager to execute or celebrate acts or contracts on behalf of the Company whose amount exceeds 4,000 SMLVM. M.) Present to the General Assembly of Shareholders the candidates to occupy the position of Fiscal Auditor of the Company. N.) Propose to the General Assembly of Shareholders the amount of the dividend, as well as the form and term in which it will be paid in accordance with the legal and statutory regulations. EITHER.) Approve the sale, lien or lease of all commercial establishments owned by the Company. P.) Direct the progress and general orientation of the social businesses in their interest and exercise the other functions indicated by the law and these statutes. Q.) Issue regulations for the issuance and placement of shares other than preferred shares. R.) Exercise the powers delegated by the General Assembly of Shareholders and delegate, in turn, to the Manager, the functions that They are conferred in the previous paragraphs, when they are delegable by their nature or because the law allows it. S.) Appoint executives to management positions of the Company. T.) Exercise the other powers entrusted to him by these statutes or that by nature correspond to him. U) Designate the members of the Company’s Audit Committee, whose purpose will be to carry out permanent monitoring of theCompany’s internal control system and ensure that controls are established for compliance with the policies and limits established in the development of the operations of the Company.

PARAGRAPH: It will be presumed that the Board of Directors will have sufficient powers to order the execution or celebration of any act or contract included within the corporate purpose and to make necessary determinations in order for the Company to fulfill its purposes.

ARTICLE 40 - [RESERVED]

ARTICLE 41 - MANAGER: The Company will have one (1) Manager. The Manager is the legal representative of the Company in court and out of court, and administrator of its assets. He is responsible for the government and direct administration of the same, as manager and executor of business and social activities, and all officials or employees whose appointments do not correspond to the General Assembly of Shareholders will be subordinate to him. The position of Manager is compatible with that of main or alternate member of the Board of Directors (when the company chooses to have substitutes).

ARTICLE 42 - TERM: The Manager will be elected for periods of two (2) years and may be re-elected indefinitely and removed at any time by express decision of the Board of Directors. Notwithstanding the foregoing, when he has not been replaced or removed from his position, he may continue to exercise it, his term being understood to be extended until the new appointment or revocation is made.

ARTICLE 43 - ALTERNATE MANAGER: The Manager of the Company has one (1) substitute, who will replace him with the same powers in his absolute absences and in his temporary or accidental absences, as well as for the acts in which he is involved. prevented. The Manager’s alternate will also be appointed by the Board of Directors, for the same period and at the same time as the Manager. Absolute failure of the Manager is understood to be his death or resignation, and, in such cases, the substitutes will act for the rest of the current period, unless a new appointment occurs first.

ARTICLE 44 - FUNCTIONS AND POWERS OF THE MANAGER: In development of the provisions of articles 99 and 196 of the Commercial Code, the following functions and powers of the Manager of the Company are: A.) Make use of the corporate name. B.) Execute the decrees of the General Assembly of Shareholders and the agreements and resolutions of the Board of Directors. C.) Exercise the functions indicated in these statutes when they are delegated, totally or partially, by the Board of Directors. D.) Freely appoint and remove the employees of the Company who do not report directly to the General Assembly of Shareholders and also freely choose the staff of workers, determine their number, set the type of work, remuneration, etc. and make the necessary dismissals. AND.) Constitute the judicial and extrajudicial representatives that he deems necessary for the adequate representation of the Company, delegating to them the powers he deems appropriate, including those that he himself enjoys. F.) Call the General Assembly of Shareholders and the Board of Directors of the Company to extraordinary sessions, whenever it deems appropriate or necessary, or in the case of the Assembly, when requested by a number of shareholders that represents at least ten percent (10%) of the subscribed and outstanding shares of the Company. G.) Present to the General Assembly of Shareholders, in its ordinary sessions, in association with the Board of Directors, the balance of each financial year, and a written report on the way in which it has carried out its management and the measures whose adoption it recommends to the assembly. H.) Inform the Board of Directors about the development of business and other social activities, submit prospectuses for the improvement of the companies operated by the Company and facilitate said governing body in the study of any problem, providing it with the data it requires. I.) Encourage employees and other servants of the Company to fulfill the duties of their position, and continually monitor the progress of the company, especially its accounting and documents. J.) Ensure that the collection or investment of the Company’s funds is done properly. K.) Exercise all powers that are directly delegated to him by the General Assembly of Shareholders and the Board of Directors.

PARAGRAPH: The Manager will require authorization from the Company’s Board of Directors to execute or celebrate acts or contracts whose amount exceeds 4,000 SMLVM.

ARTICLE 45 - TAX REVIEWER: The function of tax auditor will be performed by one of the four largest independent audit firms on the market. The audit firm will be elected by the General Assembly of Shareholders and this will elect a freely appointed and removed official (the “Fiscal Auditor”), who will have a personal substitute chosen in the same way, who will replace him in absolute, temporary or accidental absences. Both the Fiscal Auditor and his substitute will have the qualities required by law to perform such position.

ARTICLE 46 - DURATION: The Fiscal Auditor and his alternate will be elected for a term of one (1) year and may be re-elected indefinitely. If during the period a definitive vacancy arises in the position of Fiscal Auditor, the General Assembly of Shareholders must proceed as soon as possible to fill the vacancy.

ARTICLE 47 - SECRETARY: The Company may have a secretary of free appointment and removal who will be elected by the General Assembly of Shareholders, who will also be secretary of the latter and of the Board of Directors.

ARTICLE 48 - FUNCTIONS: The following will be the functions of the Secretary of the Company: A.) Attend the sessions of the General Assembly of Shareholders and the Board of Directors; draft the corresponding minutes and authorize them with your signature; B.) Send the calls for the meetings of the General Assembly of Shareholders and the Board of Directors; C.) Keep the books, papers, supplies, files and accounts entrusted to you in order; D.) Address everything related to the transfer of Company shares; AND.) Comply with other duties imposed by the General Assembly of Shareholders and the Board of Directors.

ARTICLE 49 - AUDIT COMMITTEE: The audit committee (hereinafter the “Committee”) will meet at least every three (3) months or more frequently if established by the Committee. It will be made up of at least three (3) members of the Board of Directors, of which two (2) must be independent members.

The members of the Committee will have accounting knowledge and other topics related to the functions assigned to the Committee.

ARTICLE 50 - OPERATION OF THE AUDIT COMMITTEE: The operation of the Committee and the provisions applicable to the Committee will be governed by the provisions of the Committee’s regulations, the corporate governance code and these bylaws.

CHAPTER 4

BALANCE AND DISTRIBUTION OF PROFITS

ARTICLE 51 - TRIAL BALANCE: Each month a detailed trial balance of the Company’s accounts will be prepared.

ARTICLE 52 - FINANCIAL STATEMENTS: Annually, on December 31, the Company’s accounts will be cut, an inventory of the corporate assets will be carried out and the general balance sheet and other financial statements will be prepared, in order to submit them to the approval of the General Assembly of Shareholders in its ordinary sessions, with prior approval of the Board of Directors, through which they will be presented to the aforementioned General Assembly of Shareholders.

ARTICLE 53 - SUBMISSION OF FINANCIAL STATEMENTS: The financial statements for each fiscal year will be presented to the General Assembly of Shareholders, accompanied by the documents referred to in article 446 of the Commercial Code and article 46 of Law 222 of 1995.

ARTICLE 54 - DIVIDEND OR OTHER DISTRIBUTION POLICY: The shareholders will decide the dividend policy of the Company, with the understanding that, to the extent that the shareholders declare a dividend or distribution and the Company pays said dividend or distribution, such dividends or distributions will be paid in the following manner: (i) the holders of Class D Preferred Shares will have a preferential right with respect to forty percent (40%) of all those dividends and distributions paid by the Company, which must be paid to the holders of Class D Preferred Shares in accordance with the provisions of article 7D of these bylaws, and (ii) the holders of Class A Preferred Shares, Class B Preferred Shares, Class C Preferred Shares and Ordinary Shares will have the right to participate pro rata with respect to the remaining sixty percent (60%) of all dividends and distributions paid by the Company in accordance with the provisions of paragraph 2 of this article and articles 7A, 7B and 7C of these bylaws.

PARAGRAPH 1: The initial dividend policy provides for the annual payment of dividends to the holders of the Ordinary Shares and the Preferred Shares subscribed and in circulation of the Company for a total amount equivalent to a minimum of fifty percent (50%) of the consolidated net income of the Company and its Subsidiaries (as defined “Subsidiaries” in the Shareholders Agreement) for each fiscal year (the “Dividend Policy”), subject to: (i) the restrictions on the payment of said dividends under of the applicable law; (ii) mandatory reserve requirements or similar restrictions, including on the ability of a Subsidiary to pay dividends to the Company or any other Subsidiary; and (iii) any restriction established in any contract binding the Company or any of its Subsidiaries from time to time.

PARAGRAPH 2: In the event that the Company declares or pays dividends or distributions, each holder of an Ordinary Share on the record date established by the Company for said dividend or distribution will have the right to receive as a dividend or distribution an amount (either in cash, securities or other assets, as the case may be in accordance with these bylaws and the applicable law) equal to sixty percent (60%) of the total amount of said dividend or distribution multiplied by a fraction (x) whose numerator will be the number of Common Shares held by said holder on said date and (and ) whose denominator will be the total number of shares (other than Class D Preferred Shares) of the Company subscribed and in circulation on said date.

ARTICLE 55 - CANCELLATION OF LOSSES: In the event that the balance sheet corresponding to a certain year of social activities shows losses, these will be offset by the reserves that have been specially designated for this purpose and, failing that, by the occasional and with the legal reserve. If the legal reserve is insufficient to cover the capital deficit, the profits of the following years will be applied to this purpose.

CHAPTER 5

DISSOLUTION AND LIQUIDATION

ARTICLE 56 - DISSOLUTION: The Company will be dissolved for the reasons established by law.

ARTICLE 57 - LIQUIDATION: Once the Company is dissolved, its liquidation will be carried out in accordance with the law, by the liquidator or liquidators elected by the General Assembly of Shareholders, who will each have a personal substitute.

ARTICLE 58 - LIQUIDATOR: The liquidation of the corporate assets will be carried out by a special liquidator appointed by the General Assembly of Shareholders by a majority of shareholders representing half plus one of the shares present at the meeting. The liquidator is the legal representative of the dissolved Company and administrator of its assets. The General Assembly of Shareholders may appoint several liquidators instead of one, in which case it will be understood that those appointed must act jointly. As long as the General Assembly of Shareholders has not appointed liquidator or liquidators, and their appointment is registered, the persons who are registered in the commercial registry of the registered office as representatives of the Company will act as such, and in such case those who are substitutes for the liquidator will be acting as such. substitutes of said representatives in their order. When the means provided for in the law or in these statutes to appoint liquidators have been exhausted and this is not done, any of the shareholders may request the Superintendency of Companies to appoint the respective liquidator.

ARTICLE 59 - OBLIGATIONS AND POWERS OF THE LIQUIDATOR: The liquidator or liquidators will have the powers indicated in articles 238 and other provisions of Chapter X, Title I, of the Second Book of the Commercial Code, or in the regulations that replace or complement them. , but the General Assembly of Shareholders may expand or restrict them, as far as is legal, and as soon as it considers it convenient or necessary for the interests of the dissolved company.

ARTICLE 60 - SURVIVAL OF COLLEGIATE BODIES: During the liquidation period, the General Assembly of Shareholders will continue to function. In ordinary or extraordinary sessions, the General Assembly of Shareholders may only exercise the functions that are directly related to the liquidation and the others that correspond to it according to the law, especially those of freely appointing and replacing the liquidator or liquidators, granting them the powers it deems appropriate. or necessary within the law and indicate the assignments. The meetings of said body will take place in the dates indicated in these statutes and when summoned by the liquidator(s), the Fiscal Auditor, or the Superintendency of Companies in accordance with the general rules. The Board of Directors will serve exclusively as an advisory body for the liquidator or liquidators.

CHAPTER 6

SEVERAL

ARTICLE 61 - REFORM OF STATUTES: Any reform, extension or modification of these statutes will be decreed by the General Assembly of Shareholders.

ARTICLE 62 - PROHIBITIONS: The following prohibitions are established: A.) It is prohibited to make appointments that contradict the provisions of the law or these statutes on incompatibility. B.) Officials who represent and administer the Company are prohibited from carrying out any operation for which they require prior authorization from another body without having obtained it.

Nor may they execute those that are within their powers, if the General Assembly of Shareholders or the Board of Directors have expressed their adverse opinion and this has been recorded in the minutes of the corresponding sessions. C.) Shareholders may not encumber or pledge their shares without the prior authorization of the General Assembly of Shareholders with the favorable vote of more than seventy-five percent (75%) of the subscribed and outstanding shares of the company. Society. D.) The Company’s administrators must refrain from improperly using preferred information, safeguarding and protecting the Company’s commercial and industrial reserve. AND.) The directors of the Company must also refrain from participating, on their own or through an intermediary, in personal interest or that of third parties, in activities that imply competition with the Company or in acts with respect to which there is a conflict of interest, unless expressly authorized by the General Assembly. of Shareholders. In these cases, all information that is relevant to making the decision must be provided to the General Shareholders’ Meeting. The vote of the administrator, if he is a shareholder, must be excluded from this decision. However, this authorization may only be granted by the General Assembly of Shareholders when the act does not harm the interests of the Company.

ARTICLE 63 - COMPROMISORY CLAUSE: Any dispute, controversy, or claim derived or arising from these bylaws or related to them, between any of the shareholders of the Company and the Company, or between any shareholders of the Company, will be resolved definitively. through arbitration administered by the Arbitration and Conciliation Center of the Chamber of Commerce of Bogotá (the “Center”) and in accordance with the regulations of the Center (the “Regulations”) in force at the time of the presentation of the arbitration claim.

i.	The arbitration will be held in Bogotá DC, Colombia and will be conducted in Spanish (Castilian).

ii.	The arbitration will be conducted by three (3) arbitrators appointed by mutual agreement between the parties. In the absence of an agreement between the parties, the arbitrators will be appointed by the Center under the rules contained in the Regulations.

iii.	The court will decide by law.

ARTICLE 64 - APPLICABLE LAW: These statutes will be governed by the laws of the Republic of Colombia, without regard to its conflict rules.

ARTICLE 65 - BUSINESS DAYS: For all purposes of these statutes, a business day will be understood as a day on which banks in general normally provide services to the public in Bogotá DC, Colombia and the city of New York, United States (excluding Saturdays, Sundays and holidays).

22